Purchase  and  Sale  Agreement

Taglader  (2000)  Incorporated  ("Tagalder")
At  44  Addington  Cres.  Bramalea  Ontario,  Canada  LST  2R3

And

Shantou  Fuhua  Golden  Farming  Co.,  Ltd.  ("Fuhua")
At  Maitiandu,  Dahao,  Majiao  Heshe,  Shangtou,  Guangdong,  China

Have reached a purchase and sales agreement that Tagalder agrees to sell and Fuhua agrees to purchase 3,000 emu eggs in the amount of US$390,000 at a proce of US$130,000 per piece, FOB from the producing farms under the following terms and conditions:

1. The price includes all quarantine cost incurred by the producing farm but not include the quarantine expenses required from Chinese government, in which the Chinese government may require sending Chinese officers to visit the producing farm.

2. The purchaser must arrange t heir own transportation and insurance for the transportation of the emu eggs. The sellers will not be responsible for any damage during the transportation.

3.     The  shipping  schedule  is  set  out  as:

     Date             The  Farm          Quantity

     2001/02           Canada               200
     2001/03           Canada               300
     2001/04           Canada               300
     2001/07           Peru                 300
     2001/09           Peru                 300
     2001/11           Canada               300
     2001/12           Canada               300
     2002/07           Canada               300
     2002/08           Peru                 300
     2002/09           Peru                 400
     Total                                3,000

4.     It  is  agreed  that  the  quantity and shipping schedule can be adjusted
according  to     the  practical  situation.

5. Fuhua agrees to pay Tagalder when the shipping documents are presented to Fuhua.

6. Both parties agree that this is a binding contract. The party which wished to terminated the contract must inform the other party 2 months before the 1st shipment in the laying season or when the quarantine starts for the laying season, the eggs committed for that season must be shipped and paid.

This  agreement  is  signed  in Shangtou, China on the 6th date, November, 2000.

Purchaser:

By: /s/ signature unknown
------------------------------
Shantou  Fuhua  Golden  Farming  Co.,  Ltd.  ("Fuhua")
At  Maitiandu,  Dahao,  Majiao  Heshe,  Shangtou,  Guangdong,  China

Seller:
By: /s/  Ming-Ngok Lam
------------------------------
Taglader  (2000)  Incorporated  ("Tagalder")
At  44  Addington  Cres.  Bramalea  Ontario,  Canada  LST  2R3

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Service  Payment

Tagalder (2000) Incorporated ("Tagalder") agrees to pay Mr. Kowk Yik Ping ("Kwok") for his referral to Tagalder's successful sale of emu eggs to Shantou Fuhua Golden Ratite Farming Co., Ltd. as the following:

1.     The  referral fee is US$30,000 or US$10 per egg for a total of 3,000 eggs
2.     Tagalder  will  pay  Kwok  at  the  completion  of  each  shipping season
3. If the board and regulatory approval can be obtained, the payment will be in the form of new issued Tagalder common shares at a price fixed at 30-day average prior to issuance. Otherwise Tagalder can choose to pay in cash.


Payer:

/s/ Ming-Ngok Lam
Taglader  (20000)  Incorporate
Date:  November  6,  2000



Payee
/s/  Kwok  Yik  Ping
Kwok  Yik  Ping
Date:  November  6,  2000


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